Exhibit 23.05

                          INDEPENDENT AUDITOR'S CONSENT

We consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated February 16, 2004, except for Note 7. as to which the date is March 9, 2004, on the financial statements of Kenmar Global Trust as of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001 and our report dated January 14, 2004, on the statement of financial condition of Kenmar Advisory Corp. as of September 30, 2003, which appear in such Prospectus. We also consent to the statements with respect to us as appearing under the heading "Experts" in the Prospectus.

                            /s/ Arthur F. Bell, Jr. & Associates, L.L.C.




Hunt Valley, Maryland
April 22, 2004





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